Exhibit 10.63

March 28, 2005

BioDelivery Sciences International, Inc.

2501 Aerial Center Parkway, Suite 205

Morrisville, North Carolina 27560

Gentlemen:

Reference is made to that certain License Agreement, dated effective as of April 12, 2004, as amended (the “License Agreement”), by and between BioDelivery Sciences International, Inc. (“BDSI”) and Accentia Biopharmaceuticals, Inc. f/k/a Accentia, Inc. (“Accentia”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the License Agreement.

Pursuant to Section 10.8 of the License Agreement, BDSI and Accentia desire to, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and hereby do, amend the License Agreement as follows:

1. Section 1.2 of the License Agreement is deleted in its entirety and replaced with the following:

“1.2 “Antifungal Products” shall mean any and all products (but specifically excluding any product to treat asthma) covered by the patent rights licensed to ACCENTIA by MAYO under the ACCENTIA/MAYO Agreement that are not Licensed Products.”

2. In order to clarify the effects of the June 4, 2004 amendment to License Agreement and the September 8, 2004 Asset Purchase Agreement between BDSI and Accentia, BDSI and Accentia hereby amend the License Agreement to delete Sections 4.2(a) and 4.2(b) in their entirety and replace such Sections with a new Section 4.2(a), as follows:

“(a) BDSI shall be entitled to the following royalty payments:

(i) In lieu of any up front fees and milestone payments, and as an inducement to BDSI to enter into this Agreement, ACCENTIA shall pay to BDSI a 6% royalty on Net Sales in the Territory (i.e., anywhere in the world) of any Antifungal Products which have not received marketing approval by the U.S. Food and Drug Administration (such approval, “FDA Approval”), it being agreed that, with respect to any of such Antifungal Products individually, the obligation of Accentia to make such royalty payments shall automatically terminate with respect to sales made on or after, but not prior to, the date that the license to ACCENTIA under Section 3.01(b) the ACCENTIA/MAYO Agreement is terminated by function of the ACCENTIA/MAYO Agreement;

(ii) A 7% royalty on Net Sales in the Territory (i.e., anywhere in the world) of any Licensed Products for the treatment of chronic sinusitis which have received FDA Approval for such indication;

(iii) A 14% royalty on Net Sales in the Territory (i.e., anywhere in the world) of any Licensed Products for the treatment of asthma which have received FDA Approval for such indication;

(iv) For the avoidance of doubt, no royalty on any sales of any products for the treatment of asthma that are not Licensed Products; and

(v) For the avoidance of doubt, no royalty on any sales of products for the treatment of chronic sinusitis that: (i) have received FDA Approval and (ii) are not Licensed Products.”

3. The parties agree that the terms “chronic rhinosinusitis” as used in the ACCENTIA/MAYO Agreement and the term “chronic sinusitis” as used in the License Agreement shall be interpreted to mean the same indication.

4. Except as modified hereby, the License Agreement shall remain unmodified, unchanged and in full force and effect. Upon execution of this letter agreement by both BDSI and Accentia, this letter agreement shall become a binding amendment to the License Agreement.

Sincerely,

ACCENTIA BIOPHARMACEUTICALS, INC.

/s/ Martin Baum
By: Martin Baum, President and Chief Operating Officer of Commercial Operations and Business Development

Accepted and Agreed to:

BIODELIVERY SCIENCES INTERNATIONAL, INC.

/s/ Raphael Mannino
By: Raphael Mannino, EVP and CSO

5310 Cypress Center Drive, Suite 101, Tampa, FL 33609

PH: (813) 864-2562 FAX: (813) 288-8757